This agreement is entered into on as exclusive rights basis between GoOnline Networks, Inc. (hereinafter referred to as "GoOn-line Kiosk") and
(hereinafter  referred to  as  "Hotel")  located  at

                                    RECITALS

1. GoOn-line Kiosk is engaged in the business of installing information centers known as kiosks in public locations throughout the United States and internationally.

2. GoOn-line Kiosk custom designs kiosks with several available features depending on certain factors concerning the site location. The most common features used are the back-lit translucent ad panels with touch-tone dialing connections, computer terminals for Internet access with keyboards and monitors integrated into the kiosk design, currency payment slots, coupon racks, video monitors and electronic messaging scrolling banners.

3. GoOn-line Kiosk makes every effort to work very closely with the managers of the site location to design a kiosk that is most aesthetically pleasing and generates the most customers' visibility and usage.

4. GoOn-line Kiosk derives revenue from the sale of advertisements and payments received for Internet access by users of the kiosk.

5. Hotel is a hotel enterprise offering accommodations for rent to the general public.

6. Hotel is desirous of entering into this agreement to offer their customers a visually appealing information center with Internet access and ad panels notifying customers of certain goods and services available to them.

                               TERM AND CONDITIONS

1. Hotel agrees to allow GoOn-line Kiosk to install a kiosk in the hotel lobby in a suitable location agreeable to both parties. The kiosk and all related equipment will remain the sole property of GoOnline Kiosk.

2. GoOn-line Kiosk agrees to pay Hotel $45.00 per month or 10% of the usage fees derived from the Internet access terminal, whichever is greater. Calculation of the monthly revenue for this purpose will commence 45 days after installation of the Internet access terminal and be paid quarterly.

3. GoOn-line Kiosk has the right to cancel upon 30 days written notice, to remove the Internet access terminal if the Internet access terminal is not providing an average of $15.00 per day in usage fees for the preceding 90 days.

4. GoOn-line Kiosk agrees to pay for the installation of a dedicated telephone line and for the monthly charges incurred to maintain those lines. Hotel gives GoOn-Line KIOSK permission to install a telephone line into said hotel, at no expense to the Hotel. GoOn-line Kiosk accepts no liability for holes in walls, pillars or floors which are necessary for the installation or removal of the kiosk(s) and equipment, or as a result of vandalism.

5. GoOn-line Kiosk will supply Hotel with quarterly accounting of all revenue and expenses generated by the information center.

6. GoOn-line Kiosk agrees to inspect the kiosk regularly and provide maintenance of the information center at their expense. GoOn-line Kiosk shall have the right to change the type of kiosk equipment at this location.



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7.     Hotel  agrees  to  notify  GoOn-line  Kiosk  if any maintenance should be needed in a timely manner. Only GoOn-line KIOSK or a duly authorized representative is allowed to open, adjust, remove, disconnect, repair, replace or alter the kiosk in any way.

8. Should any dispute arise involving the terms and conditions of this agreement, such dispute will be decided by the AMERICAN ARBITRATION ASSOCIATION in a binding decision.

9. This exclusive site agreement is for four (4) years, with a second four-year option exercisable upon written notice, by registered mail from Hotel to GoOn-line Kiosk, ninety days before the end of the first four-year period.

10. GoOn-line Kiosk agrees to pay Hotel for that portion of liability insurance naming GoOn-line Kiosk as an additional insured.

All of the above terms and conditions are agreed upon by the parties signing below.

GoOn-line  Kiosk                                            Date